Exhibit 99.1

TransDigm Group Reports Fiscal 2009 First Quarter Results

Cleveland, Ohio, February 3, 2009/PRNewswire-FirstCall/ — TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the fiscal first quarter ended December 27, 2008. Highlights for the first quarter include:

•	Earnings per share up 44.4% to $0.78 from $0.54

•	Net sales up 11.1% to $181.3 million from $163.1 million

•	Net income up 46.8% to $39.6 million from $27.0 million

•	Adjusted earnings per share up 41.4% to $0.82 from $0.58

•	EBITDA As Defined up 20.6% to $91.5 million from $75.9 million

•	Fiscal 2009 financial guidance raised

Net sales for the quarter rose 11.1% to $181.3 million from $163.1 million in the comparable quarter a year ago. Organic net sales growth was approximately 3%. The acquisitions of CEF Industries, Unison Industries ignition product line and Aircraft Parts Corporation (“APC”) accounted for the balance of the sales increase.

Net income for the quarter rose 46.8% to $39.6 million, or $0.78 per share, compared with $27.0 million, or $0.54 per share, in the comparable quarter a year ago. This increase in net income of $12.6 million reflects the net sales growth, improvements in operating margins resulting from the strength of our proprietary products, productivity gains from the cost reduction initiatives implemented during the prior quarter and a favorable product sales mix. Additionally, a decrease in interest expense, reduced research and development costs and a lower effective tax rate contributed to the increase in net income.

Adjusted net income for the quarter increased 41.6% to $41.3 million, or $0.82 per share, from $29.1 million, or $0.58 per share, in the comparable quarter a year ago. Adjusted net income for the current quarter excludes $1.7 million, net of tax, or $0.04 per share, of non-cash compensation costs and acquisition-related expenses. Adjusted net income for the prior-year quarter excluded $2.1 million, net of tax, or $0.04 per share, of non-cash compensation costs and acquisition-related expenses.

EBITDA for the quarter increased 22.1% to $89.6 million from $73.4 million for the comparable quarter a year ago. EBITDA As Defined for the quarter also increased 20.6% to $91.5 million from $75.9 million for the comparable quarter a year ago. EBITDA As Defined as a percentage of net sales for the quarter was 50.5%.

“Despite the difficult global economic climate, we are very pleased with the start to our 2009 fiscal year “ stated W. Nicholas Howley, TransDigm Group’s Chairman and Chief Executive Officer. “In particular, our positive first quarter results reflect strong defense sales which offset modestly lower commercial aftermarket sales versus the prior year quarter as well as the negative impact of the Boeing strike. Our EBITDA As Defined margin improved to our highest quarterly reported level of 50.5% as a result of both a favorable sales mix and a consistent focus on our value-based operating strategy.”

During the quarter, the Company purchased 383,600 shares of the Company’s common stock on the open market for approximately $11.8 million. At December 27, 2008, the Company had remaining authorization to purchase $38.2 million of additional shares.

As previously disclosed, TransDigm Group acquired the aerospace component supplier APC on December 16, 2008.

Fiscal 2009 Outlook

Mr. Howley concluded, “We are increasing our annual financial guidance to reflect our first quarter results, the acquisition of APC, and a more favorable tax and interest expense outlook, while keeping in mind our continuing concern regarding the uncertain worldwide economic and aerospace market conditions.”

The Company is raising full year fiscal 2009 guidance, which assumes no additional acquisitions, as follows:

•	Revenues are anticipated in the range of $758 million to $783 million (previously in the range of $740 million to $770 million) compared with $714 million in fiscal 2008;

•	Net income is anticipated in the range of $149 million to $158 million (previously in the range of $140 million to $150 million) compared with $133 million in fiscal 2008;

•	EBITDA As Defined is anticipated in the range of $359 million to $372 million (previously in the range of $348 million to $365 million) compared with $333 million in fiscal 2008;

•

Earnings per share are expected to be in the range of $2.96 to $3.13 per share (previously in the range of $2.73 to $2.93 per share) compared with $2.65 in fiscal 2008. Weighted-average shares outstanding are assumed to be 50.4 million, a decrease from the previous assumption of 51.2 million due to the share repurchase program as well as a reduction in anticipated stock option exercises; and

•	Adjusted earnings per share are expected to be in the range of $3.14 to $3.31 per share (previously in the range of $2.90 to $3.10 per share) compared with $2.79 in fiscal 2008.

Please see the attached tables for a reconciliation of net income to EBITDA, EBITDA As Defined, and adjusted net income for the periods discussed in this press release.

Conference Call

TransDigm Group will host a conference call for investors and security analysts on February 3, 2009, beginning at 11:00 a.m., Eastern Time. To join the call, dial (800) 261-3417 and enter the pass code 68367710. International callers should dial (617) 614-3673 and use the same pass code. A live audio webcast can be accessed online at http://www.transdigm.com. The call will be archived on the website and available for replay at approximately 2:00 p.m., Eastern Time. A telephone replay will be available for two weeks by dialing (888) 286-8010 and entering the pass code 80573106. International callers should dial (617) 801-6888 and use the same pass code.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/ electromechanical actuators and controls, ignition systems and components, gear pumps, specialized valves, engineered connectors, power conditioning devices, specialized fluorescent lighting and AC/DC electric motors, aircraft audio systems, engineered latches and cockpit security devices, lavatory hardware and components, hold open rods and locking devices, specialized cockpit displays, elastomers, NiCad batteries/chargers, and starter generators and related components.

Non-GAAP Supplemental Information

EBITDA, EBITDA As Defined, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus acquisition-related costs and non-cash charges incurred in connection with certain employee benefit plans. TransDigm Group defines adjusted net income as net income plus purchase accounting backlog amortization expense, acquisition-related costs and non-cash charges incurred in connection with certain employee benefit plans. For more information regarding the computation of EBITDA, EBITDA As Defined and adjusted net income, please see the attached financial tables.

TransDigm Group presents these non-GAAP financial measures because it believes that they are a useful indicator of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure a company’s operating performance without regard to items such as interest expense, income tax expense and depreciation and amortization, which can vary substantially from company to company. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance and management team in connection with employee incentive programs and the preparation of its annual budget and financial projections. In addition, TransDigm Group’s management and our investors use adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

None of EBITDA, EBITDA As Defined, adjusted net income or adjusted earnings per share is a measurement of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including expectations of future performance, profitability, growth and earnings. All statements other than statements of historical fact that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, including, in particular, statements about our plans, objectives, strategies and prospects regarding, among other things, our financial condition, results of operations, and business. We have identified some of these forward-looking statements with words like “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning. Specifically, statements contained under the heading “Fiscal 2009 Outlook” constitute forward-looking statements.

All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: a decrease in flight hours and our customers’ profitability, both of which are impacted by general economic conditions; future terrorist attacks; our substantial indebtedness; our reliance on certain customers; our fixed price contracts; the U.S. defense budget and risks associated with being a government supplier; failure to maintain government or industry approvals; the pricing review to which certain of our divisions and subsidiaries have been subject; failure to complete or successfully integrate acquisitions; future sales of common stock in the market caused by the substantial amount of stock held by affiliates; and other factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and any other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Sean Maroney
Investor Relations
(216) 706-2945
ir@transdigm.com

TRANSDIGM GROUP INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THIRTEEN WEEK PERIODS ENDED

DECEMBER 27, 2008 AND DECEMBER 29, 2007

(Amounts in thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended
	December 27, 2008	December 29, 2007
NET SALES	$181,276	$163,136
COST OF SALES	76,988	75,044

GROSS PROFIT	104,288	88,092

OPERATING EXPENSES:
Selling and administrative	18,176	17,872
Amortization of intangibles	3,224	3,311

Total operating expenses	21,400	21,183

INCOME FROM OPERATIONS	82,888	66,909
INTEREST EXPENSE—Net	21,982	24,507

INCOME BEFORE INCOME TAXES	60,906	42,402
INCOME TAX PROVISION	21,307	15,434

NET INCOME	$39,599	$26,968

Net Earnings Per Share:
Basic	$0.81	$0.57
Diluted	$0.78	$0.54

Weighted-Average Shares Outstanding:
Basic	48,603	47,223
Diluted	50,537	49,862

TRANSDIGM GROUP INCORPORATED

SUPPLEMENTAL INFORMATION

FOR THE THIRTEEN WEEK PERIODS ENDED

DECEMBER 27, 2008 AND DECEMBER 29, 2007

(Amounts in thousands)

(Unaudited)

	Thirteen Week Periods Ended
	December 27, 2008	December 29, 2007
Net Income	$39,599	$26,968

Depreciation and Amortization	6,713	6,493
Interest Expense, net	21,982	24,507
Income Tax Provision	21,307	15,434

EBITDA	89,601	73,402

Add: As Defined Adjustments:

Deferred Compensation Costs (1)	299	520
Stock Option Expense (2)	795	1,206
Acquisition-Related Costs (3)	817	727

Gross Adjustments to EBITDA	1,911	2,453

EBITDA As Defined	$91,512	$75,855

EBITDA As Defined, Margin(4)	50.5%	46.5%

(1)	Represents the expenses recognized by TransDigm Group under its deferred compensation plans.
(2)	Represents the non-cash compensation expense recognized by TransDigm Group under its stock plans.
(3)

Represents costs incurred to integrate acquired businesses into TransDigm Group's operations and purchase accounting adjustments to inventory that were charged to cost of sales when the inventory was sold.

(4)	The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of net sales.

TRANSDIGM GROUP INCORPORATED

SUPPLEMENTAL INFORMATION

FOR THE THIRTEEN WEEK PERIODS ENDED

DECEMBER 27, 2008 AND DECEMBER 29, 2007

(Amounts in thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended
	December 27, 2008	December 29, 2007
Net Income	$39,599	$26,968

Gross Adjustments to EBITDA	1,911	2,453
Purchase Accounting Backlog Amortization	652	954
Tax Adjustment	(897)	(1,240)

Adjusted Net Income	$41,265	$29,135

Basic Earnings per Share	$0.81	$0.57
Diluted Earnings per Share	$0.78	$0.54

Adjusted Basic Earnings per Share	$0.85	$0.62
Adjusted Diluted Earnings per Share	$0.82	$0.58

Weighted-Average Shares Outstanding:
Basic	48,603	47,223
Diluted	50,537	49,862

TRANSDIGM GROUP INCORPORATED

SELECTED BALANCE SHEET DATA

(Amounts in thousands)

(Unaudited)

	December 27, 2008	September 30, 2008

Cash and cash equivalents	$149,309	$159,062
Trade accounts receivable—Net	103,128	96,196
Inventories	154,536	144,114

Accounts payable	26,067	25,140
Accrued liabilities	93,290	63,362

Long-Term Debt	1,357,113	1,357,230